UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

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                                                           SEC FILE NUMBER
                                                             000-18689
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                                                            CUSIP NUMBER
                                                             624544102
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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                           NOTIFICATION OF LATE FILING


(Check One): Form [ ] 10-K [ ] Form 20-F [ ] Form 11-K
                  [X] Form 10-Q [ ]Form N-SAR

                      For Period Ended: September 30, 2003
                                        ------------------

                        [ ] Transition Report on Form 10-K
                        [ ] Transition Report on Form 20-F
                        [ ] Transition Report on Form 11-K
                        [ ] Transition Report on Form 10-Q
                        [ ] Transition Report on Form N-SAR

              For the Transition Period Ended: ___________________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________________

PART I - REGISTRANT INFORMATION

New Mountaintop Corporation
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Full Name of Registrant

Mountaintop Corporation
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Former Name if Applicable

1110 S.W. Ivanhoe Boulevard
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Address of Principal Executive Office
 (Street and Number)

Orlando, FL  32804
-----------  -----
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

As previously disclosed, the registrant is inactive. Accordingly, it has been required to rely upon outside consultants to assist in the preparation of this report. For this reason, a short delay is required.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Michael D. Harris, Esq.                  (561)-689-4441
                 -----------------------                  --------------
                          (Name)                   (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |_| Yes |X| No

The registrant has been inactive since 1992 at which time it ceased filing reports. Beginning with its annual report for the year ended December 31, 2002, the registrant began filing the required reports. During the last 12 months, the registrant did not file a report on Form 10-QSB for the period ended September 30, 2002.
______________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No [ ]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           New Mountaintop Corporation
                           ---------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  November 14, 2003                          By /s/ Mark Golden
                                                    --------------------
                                                 Mark Golden, President

                                    ATTENTION

INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).